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                      SARA LEE CORPORATION AND SUBSIDIARIES
                                                                    EXHIBIT 10.1

             AMENDMENT TO THE 1995 NON-EMPLOYEE DIRECTOR STOCK PLAN


The 1995 Non-Employee Director Stock Plan was amended as follows:

Article IX:

9.1 GRANT OF OPTIONS OR SHARES. On the first day of November of each year, Options or Shares, or a combination thereof, shall be granted to each Non-Employee Director who, at least ten business days prior thereto, files with the Committee or its designee a written election to receive Options or Shares, or a combination thereof, in lieu of all or a portion of such Non-Employee Director's Annual Retainer. In the event a Non-Employee Director does not file a written election in accordance with the preceding sentence, Options or Shares, or a combination thereof, shall be granted to such Non-Employee Director on the tenth business day (the "Effective Date") after the date such Non-Employee Director files with the Committee or its designee a written election to receive Options or Shares, or a combination thereof, in lieu of all or a portion of such Non-Employee Director's Annual Retainer; provided, however, that such election may apply only to the portion of such Non-Employee Director's Annual Retainer determined by multiplying such Non-Employee Director's Annual Retainer by a fraction, the numerator of which is the number of days from and including the Effective Date to and including the last day of the period for which such Annual Retainer would otherwise be payable, and the denominator of which is 365 or 366, as the case may be. An election pursuant to the first sentence of this Section 9.1 shall be irrevocable on and after the tenth business day prior to the date of grant of the Options or Shares, as the case may be. An election pursuant to the second sentence of this Section 9.1 shall be irrevocable.

Article XI:

The Board may amend the Plan from time to time or terminate the Plan at any time; provided, however, that no action authorized by this Article shall adversely change the terms and conditions of an outstanding Option without the Optionee's consent.


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